Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS FISCAL 2008 RESULTS

COVINGTON, LA. (February 19, 2009) – Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM: POOL) today announced fourth quarter and full year 2008 results.

“In these challenging times, we have focused on business improvement opportunities, maintaining tight control over costs and strengthening our commitment to programs and initiatives that will provide long-term value to customers, suppliers and shareholders.  Our 2008 results demonstrate our progress toward achieving these objectives as evidenced by our gross margin expansion and our improved cost structure, which positions our business well for the continuing difficult external environment facing us in 2009,” commented Manuel Perez de la Mesa, President and CEO.

“Building on the progress we have made, our 2009 objectives remain focused on strengthening our market leading positions, improving our gross margin and realizing our cost improvement initiatives.  We will also rebalance our inventories following the opportunistic inventory purchases we made in the second half of 2008,” continued Perez de la Mesa.

Net sales for the year ended December 31, 2008 decreased 8% to $1.78 billion, compared to $1.93 billion in 2007.  Base business sales declined 9% year over year due to the continued decrease in new pool and irrigation construction activity, some deferred discretionary expenditures by consumers and unfavorable weather.  This reduction was partially offset by sales from acquired businesses and an increase in maintenance and repair product sales.  For the year, complementary product sales were down approximately 15% compared to a 3% decrease in the same period in 2007.

Gross profit for the year ended December 31, 2008 decreased $15.4 million, or 3%, to $515.2 million from $530.6 million in 2007.  Gross profit as a percentage of net sales (gross margin) improved 140 basis points to 28.9% in 2008 from 27.5% in 2007.  The increase in 2008 gross margin is attributable to improved pricing management, an increase in the sales of preferred vendor and Pool Corporation private label products and a favorable shift in product mix.

Selling and administrative expenses (operating expenses) for 2008 increased 1% to $399.8 million from $396.9 million in 2007.  This increase was due to operating expenses related to acquired businesses.  Base business operating expenses decreased 3% year over year, due primarily to the impact of cost control initiatives and lower incentive compensation.

Operating income for 2008 declined $18.3 million, or 14%, to $115.5 million from $133.8 million in 2007.  Operating income as a percentage of net sales (operating margin) was 6.4% in 2008 compared to 6.9% in 2007.  Base business operating income declined 13% to $117.8 million in 2008 from $134.9 million in 2007.  Interest expense in 2008 decreased $3.2 million, or 15%, due primarily to a lower weighted average effective interest rate compared to 2007.

Earnings per share for 2008 was $1.18 per diluted share on net income of $57.0 million, compared to $1.37 per diluted share on net income of $69.4 million in 2007.  Included in 2008 earnings per share is the adverse impact of a loss of approximately $0.04 per diluted share from our equity interest investment in Latham Acquisition Corporation (LAC).  By comparison, in 2007, this investment contributed income of $0.02 per diluted share.  Our first quarter 2008 acquisitions had a dilutive impact of $0.02 per diluted share in 2008.

On the balance sheet, total net receivables at December 31, 2008 were down 18% compared to December 31, 2007 due to lower sales, a decrease in vendor incentive receivables, an increase in the allowance for doubtful accounts and a shift toward more cash sales as a result of tighter credit terms.  Our inventory levels increased $26.3 million, or 7%, over 2007 to $405.9 million at December 31, 2008.  Excluding approximately $17.1 million of acquired inventories at December 31, 2008, inventories increased 2% year over year due to the slowdown in sales in the fourth quarter of 2008 and to purchases made ahead of vendor price increases.

Cash provided by operations was $93.3 million in 2008, compared to $71.6 million in 2007.  The 2008 amount reflects a negative impact of approximately $36.0 million related to the net purchase and payment of inventory purchased ahead of vendor price increases, which was largely offset by the benefit related to the deferral of our $30.0 million third and fourth quarter 2008 estimated federal tax payments.  Adjusted EBITDA (as defined in the addendum to this release) was $132.9 million in 2008 compared to $156.5 million in 2007.

In the fourth quarter of 2008, our seasonally slowest period of the year, net sales declined 14% to $259.0 million compared to $300.8 million in the comparable 2007 period.  Gross margin increased 270 basis points to 29.1% in the fourth quarter of 2008 from 26.4% for the same period last year.  This gross margin improvement includes the benefits of pre-price increase inventory purchases in addition to the favorable impacts described above for the increase in year to date gross margin.  The seasonal operating loss for the fourth quarter was $15.3 million compared to an operating loss of $12.8 million in the same period last year.  The seasonal base business operating loss increased 2% to $11.4 million in the fourth quarter of 2008 compared to $11.2 million in the same period of 2007.

The loss per share for the fourth quarter of 2008 was $0.31 per diluted share on a net loss of $14.8 million, compared to a loss of $0.24 per diluted share on a net loss of $11.6 million in the fourth quarter of 2007.  Included in the fourth quarter loss per share is a loss of approximately $0.06 per diluted share from the increased seasonal equity loss from our equity interest investment in LAC.  By comparison, the impact of this investment on fourth quarter 2007 was a loss of less than $0.01 per diluted share.  Our first quarter 2008 acquisitions had a dilutive impact of $0.04 per diluted share in the fourth quarter of 2008.

“I am proud of how our team has responded to these extraordinary market conditions.  Since December 2006, we have improved our gross margins and reduced our infrastructure costs, including an 8% decrease in headcount excluding acquisitions.  We believe we have taken appropriate actions to position our business for the short-term, while improving our competitive position with the expectation of emerging stronger when the market returns to a normalized environment.  Given the challenges in the external environment, we will not provide earnings per share guidance for 2009 until we gain more visibility into 2009 activity in our seasonal business,” commented Perez de la Mesa.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates 288 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOL’s 2007 Annual Report on Form 10-K and 2008 Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Investor Relations
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$258,966	$300,755	$1,783,683	$1,928,367
Cost of sales	183,644	221,319	1,268,455	1,397,721
Gross profit	75,322	79,436	515,228	530,646
Percent	29.1%	26.4%	28.9%	27.5%

Selling and administrative expenses	90,650	92,232	399,752	396,872
Operating income (loss)	(15,328)	(12,796)	115,476	133,774
Percent	(5.9)%	(4.3)%	6.4%	6.9%

Interest expense, net	4,212	5,383	18,912	22,148
Income (loss) before income taxes and equity earnings (loss)	(19,540)	(18,179)	96,564	111,626
Provision (benefit) for income taxes	(7,486)	(6,964)	37,911	43,154
Equity earnings (loss) in unconsolidated investments, net	(2,741)	(374)	(1,697)	922
Net income (loss)	$(14,795)	$(11,589)	$56,956	$69,394

Earnings (loss) per share:
Basic	$(0.31)	$(0.24)	$1.19	$1.42
Diluted	$(0.31)	$(0.24)	$1.18	$1.37
Weighted average shares outstanding:
Basic	47,947	47,448	47,758	48,887
Diluted	47,947	47,448	48,444	50,802

Cash dividends declared per common share	$0.13	$0.12	$0.51	$0.465

POOL CORPORATION
Condensed Consolidated Balance Sheets
 (Unaudited)
(In thousands)

	December 31,	December 31,	Change
	2008	2007	$	%

Assets
Current assets:
Cash and cash equivalents	$15,762	$15,825	$(63)	—%
Receivables, net	16,311	45,257	(28,946)	(64)
Receivables pledged under receivables facility	99,273	95,860	3,413	4
Product inventories, net	405,914	379,663	26,251	7
Prepaid expenses and other current assets	7,676	8,265	(589)	(7)
Deferred income taxes	11,908	9,139	2,769	30
Total current assets	556,844	554,009	2,835	1

Property and equipment, net	33,048	34,223	(1,175)	(3)
Goodwill	169,569	155,247	14,322	9
Other intangible assets, net	13,339	14,504	(1,165)	(8)
Equity interest investments	31,157	33,997	(2,840)	(8)
Other assets, net	26,949	22,874	4,075	18
Total assets	$830,906	$814,854	$16,052	2%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$173,688	$194,178	$(20,490)	(11)%
Accrued and other current liabilities	61,701	37,216	24,485	66
Short-term financing	20,792	68,327	(47,535)	(70)
Current portion of long-term debt and other long-term liabilities	6,111	3,439	2,672	78
Total current liabilities	262,292	303,160	(40,868)	(13)

Deferred income taxes	20,032	17,714	2,318	13
Long-term debt	301,000	279,525	21,475	8
Other long-term liabilities	5,848	5,664	184	3
Total liabilities	589,172	606,063	(16,891)	(3)
Total stockholders’ equity	241,734	208,791	32,943	16
Total liabilities and stockholders’ equity	$830,906	$814,854	$16,052	2%

1.
Total receivables at December 31, 2008 include approximately $3.1 million of acquired receivables, primarily from the acquisition of National Pool Tile (NPT).  The allowance for doubtful accounts was $13.7 million at December 31, 2008 and $9.9 million at December 31, 2007.

2.	Total product inventories at December 31, 2008 include approximately $17.1 million of acquired inventories, primarily from the acquisition of NPT. The inventory reserve was $8.4 million at December 31, 2008 and $5.4 million at December 31, 2007, with $1.2 million of the December 31, 2008 balance related to the acquisition of NPT.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year Ended December 31,
	2008	2007	Change
Operating activities
Net income	$56,956	$69,394	$(12,438)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,732	9,289	443
Amortization	3,722	4,694	(972)
Share-based compensation	6,709	7,398	(689)
Excess tax benefits from share-based compensation	(4,538)	(8,482)	3,944
Equity (earnings) loss in unconsolidated investments	2,800	(1,523)	4,323
Goodwill impairment	440	—	440
Other	4,463	1,926	2,537
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	26,350	8,822	17,528
Product inventories	(11,098)	(48,001)	36,903
Accounts payable	(24,916)	16,505	(41,421)
Other current assets and liabilities	22,662	11,622	11,040
Net cash provided by operating activities	93,282	71,644	21,638

Investing activities
Acquisition of businesses, net of cash acquired	(35,466)	(2,087)	(33,379)
Divestiture of business	1,165	—	1,165
Purchase of property and equipment, net of sale proceeds	(7,003)	(10,626)	3,623
Proceeds from sale of investment	—	75	(75)
Net cash used in investing activities	(41,304)	(12,638)	(28,666)

Financing activities
Proceeds from revolving line of credit	370,948	477,246	(106,298)
Payments on revolving line of credit	(343,473)	(482,878)	139,405
Proceeds from asset-backed financing	83,335	87,479	(4,144)
Payments on asset-backed financing	(130,870)	(93,438)	(37,432)
Proceeds from long-term debt	—	100,000	(100,000)
Payments on long-term debt and other long-term liabilities	(3,171)	(4,321)	1,150
Payments of capital lease obligations	(251)	(257)	6
Payments of deferred financing costs	(56)	(1,152)	1,096
Excess tax benefits from share-based compensation	4,538	8,482	(3,944)
Proceeds from issuance of common stock under share-based compensation plans	6,423	7,292	(869)
Payments of cash dividends	(24,431)	(22,734)	(1,697)
Purchases of treasury stock	(7,718)	(139,676)	131,958
Net cash used in financing activities	(44,726)	(63,957)	19,231
Effect of exchange rate changes on cash	(7,315)	4,042	(11,357)
Change in cash and cash equivalents	(63)	(909)	846
Cash and cash equivalents at beginning of year	15,825	16,734	(909)
Cash and cash equivalents at end of year	$15,762	$15,825	$(63)

Addendum

The following table breaks out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2008	2007	2008	2007	2008	2007
Net sales	$240,104	$288,992	$18,862	$11,763	$258,966	$300,755

Gross profit	70,038	76,807	5,284	2,629	75,322	79,436
Gross margin	29.2%	26.6%	28.0%	22.3%	29.1%	26.4%

Operating expenses	81,475	88,045	9,175	4,187	90,650	92,232
Expenses as a % of net sales	33.9%	30.5%	48.6%	35.6%	35.0%	30.7%

Operating income (loss)	(11,437)	(11,238)	(3,891)	(1,558)	(15,328)	(12,796)
Operating margin	(4.8)%	(3.9)%	(20.6)%	(13.2)%	(5.9)%	(4.3)%

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2008	2007	2008	2007	2008	2007
Net sales	$1,696,848	$1,873,359	$86,835	$55,008	$1,783,683	$1,928,367

Gross profit	488,502	517,157	26,726	13,489	515,228	530,646
Gross margin	28.8%	27.6%	30.8%	24.5%	28.9%	27.5%

Operating expenses	370,658	382,230	29,094	14,642	399,752	396,872
Expenses as a % of net sales	21.8%	20.4%	33.5%	26.6%	22.4%	20.6%

Operating income (loss)	117,844	134,927	(2,368)	(1,153)	115,476	133,774
Operating margin	6.9%	7.2%	(2.7)%	(2.1)%	6.4%	6.9%

We exclude the following sales centers from base business results for a period of 15 months (parenthetical numbers for each category indicate the number of sales centers excluded as of December 31, 2008):

•	acquired sales centers (10, net of consolidations – see table below);
•	existing sales centers consolidated with acquired sales centers (7);
•	closed sales centers (4);
•	consolidated sales centers in cases where we do not expect to maintain the majority of the existing business (1); and
•	sales centers opened in new markets (0).

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales.  After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

In addition to the 22 sales centers excluded from base business as of December 31, 2008, there were 2 new market sales centers excluded until they became base business sales centers in June 2008.  Since we divested our pool liner fabrication operation in France as of April 2008, we have also excluded these operations from base business for the second, third and fourth quarters of 2007.

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Period Excluded
Proplas Plasticos, S.L. (1)	November 2008	0	November and December 2008
National Pool Tile (NPT) (2)	March 2008	9	March – December 2008
Canswim Pools	March 2008	1	March – December 2008
Tor-Lyn, Limited	February 2007	1	February – April 2007 and January – April 2008

The table below summarizes the changes in sales centers in 2008:

December 31, 2007	281
Acquired, net of consolidations (1)(2)	10
New locations	1
Consolidated	(2)
Closed	(2)
December 31, 2008	288

(1)	We acquired a single location in Spain and have consolidated it with our existing Madrid sales center operations.
(2)	We acquired 15 NPT sales centers and have consolidated 6 of these with existing sales centers, including 4 in March 2008 and 2 in the second quarter of 2008.

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation and goodwill impairment.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP).  We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended
(In thousands)	December 31,
	2008	2007
Net income	$56,956	$69,394
Add:
Interest expense, net	18,912	22,148
Provision for income taxes	37,911	43,154
Income tax expense (benefit) on equity earnings (loss)	(1,103)	602
Share-based compensation	6,709	7,398
Goodwill impairment	440	—
Depreciation	9,732	9,289
Amortization (1)	3,356	4,468
Adjusted EBITDA	$132,913	$156,453

(1)  Excludes amortization included in interest expense, net

The table below presents a reconciliation of Adjusted EBITDA to cash provided by operating activities.  Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Year Ended
(In thousands)	December 31,
	2008	2007
Adjusted EBITDA	$132,913	$156,453
Add:
Interest expense, net (1)	(18,546)	(21,922)
Provision for income taxes	(37,911)	(43,154)
Income tax (expense) benefit on equity earnings (loss)	1,103	(602)
Excess tax benefits on share-based compensation	(4,538)	(8,482)
Equity (earnings) loss in unconsolidated investments	2,800	(1,523)
Other	4,463	1,926
Change in operating assets and liabilities	12,998	(11,052)
Net cash provided by operating activities	$93,282	$71,644

(1)  Excludes amortization of deferred financing costs of $366 for 2008 and $226 for 2007.  This non-cash expense in included in interest expense, net on the  Consolidated Statements of Income